Exhibit 99.4

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, references in this section to “we,” “us,” “our” and the “Company” refer to Obsidian. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our audited consolidated financial statements for the years ended December 31, 2025 and 2024, unaudited condensed consolidated financial statements for the three months ended March 31, 2026 and 2025, and the related notes and other financial information included elsewhere in this Current Report on Form 8-K. This discussion and analysis and other parts of this Current Report on Form 8-K contain forward-looking statements based upon our current plans and expectations that involve risks, uncertainties and assumptions, such as statements regarding our plans, strategies, objectives, expectations, intentions and beliefs. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this Current Report on Form 8-K. You should carefully read the “Risk Factors” section of this Current Report on Form 8-K to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements. Please also see “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a clinical-stage biopharmaceutical company harnessing novel protein-regulation technology to develop engineered tumor infiltrating lymphocytes, or TIL, cell therapies for the treatment of patients with solid tumors. Our proprietary cytoDRiVE™ platform is highly versatile and allows us to leverage drug responsive domains to control protein function, with our initial focus on TIL cell therapies developed from this platform, or cytoTILs™. Our lead product candidate, OBX-115, is a novel, genetically engineered, autologous TIL cell therapy currently in a Phase 2 clinical trial for the treatment of advanced melanoma and a Phase 1 clinical trial for the treatment of non-small cell lung cancer, or NSCLC. Our proprietary cytoDRiVE platform has enabled OBX-115 to have the potential to drive superior tumor-killing activity with a significantly more tolerable safety profile. In contrast to other TIL approaches, OBX-115 is designed with regulatable membrane-bound IL15, or mbIL15, which drives TIL persistence, eliminates the need to dose toxic interleukin-2 and enables outpatient administration of low-dose lymphodepletion. Furthermore, OBX-115 can be manufactured using tumor tissue procurement from an outpatient, minimally invasive core needle biopsy. Across a cohort of fifteen patients with treatment-resistant or refractory melanoma in our Phase 1/2 clinical trial, OBX-115 administration at the recommended Phase 2 dose demonstrated a 67% confirmed objective response rate, or ORR, and significant tumor burden reduction, including two confirmed complete responses. This response rate, to our knowledge, is the highest current ORR shown in this setting across modalities. We believe that, if approved, the more favorable product profile will support rapid market adoption of OBX-115 relative to currently available TIL cell therapies. OBX-115 has been granted Fast Track and Regenerative Medicine Advanced Therapy designations from the U.S. Food and Drug Administration, or FDA, for the treatment of patients with unresectable or metastatic melanoma that is resistant to immune checkpoint inhibitor, or ICI, therapy. In our Phase 1 clinical trial in NSCLC, early clinical results show robust tumor shrinkage and include multiple confirmed partial responses, or PRs. We expect to announce additional data in the first half of 2027. We believe our product candidates are distinct from current cell therapies and have the potential to significantly impact the treatment of solid tumors and clinical outcomes of patients with cancer.

To date, we have not generated any revenue from product sales. Our historical revenue has been derived solely from certain collaboration and license agreements, all of which have since expired or concluded. As a result, we currently do not have any active revenue-generating arrangements, and we do not expect revenue in the near term unless and until we enter into new collaboration agreements or successfully commercialize one of our product candidates.

Since inception, we have incurred significant operating losses and negative cash flows from operations, reflecting our primary focus on advancing our research and development programs, building our platform, and supporting early-stage clinical and preclinical activities. We expect operating losses and negative cash flows to continue for the foreseeable future as we further develop our product candidates, expand our organization, and incur additional costs associated with becoming and operating as a public company. Our net losses were $19.6 million and $25.0 million for three months ended March 31, 2026 and 2025, respectively, and $100.6 million and $83.1 million for the years ended December 31, 2025 and 2024, respectively. As of March 31, 2026, we had an accumulated deficit of $315.6 million.

We expect our expenses and operating losses will increase substantially as we:

•	conduct our ongoing preclinical studies and ongoing and planned clinical trials of OBX-115;

•

utilize third parties to manufacture OBX-115 and any future product candidates and related raw materials or, should we decide to do so, build and maintain a commercial-scale current Good Manufacturing Practices, or cGMP, manufacturing facility;

•	continue our early research and development activities;

•	seek to identify additional research programs and program candidates to expand our pipeline;

•	hire additional research and development, clinical, commercial, and operational personnel;

•	maintain, expand, enforce, defend and protect our intellectual property portfolio and provide reimbursement of third-party expenses related to our patent portfolio;

•	seek regulatory approvals for OBX-115 and any of our future product candidates for which we successfully complete clinical trials;

•	ultimately establish a sales, marketing and distribution infrastructure to commercialize any therapies for which we may obtain marketing approval; and

•

incur additional costs associated with being a public company, including audit, legal, regulatory, and tax-related services associated with maintaining compliance with an exchange listing and Securities and Exchange Commission, or SEC, requirements, director and officer insurance premiums and investor relations costs.

In addition, we have clinical development, regulatory, and commercial milestone payment obligations under our licensing arrangement with the University of Texas M.D. Anderson Cancer Center, or M.D. Anderson, as described below. Our net losses may fluctuate significantly from quarter-to-quarter and year-to-year, depending on the timing of our preclinical studies and our ongoing and planned clinical trials and our expenditures on other research and development activities.

We do not expect to generate any revenue from product sales unless and until we successfully complete development and obtain regulatory approval for one or more of OBX-115 or any future product candidates, which will not be for at least the next several years, if ever. If we obtain regulatory approval for any of OBX-115 or future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Accordingly, until such time as we can generate significant revenue from sales of OBX-115 or any future product candidates, if ever, we expect to finance our cash needs through equity offerings, debt financings or other capital sources, including potential collaborations, licenses and other similar arrangements.

On April 14, 2026, the Company entered into a definitive merger agreement with Galera Therapeutics, Inc. (“Galera”), pursuant to which both companies are expected to become wholly owned subsidiaries of a newly formed holding company. In connection with the proposed merger, the Company and Galera announced commitments for a private placement financing with expected gross proceeds of approximately $350.0 million, which is expected to close immediately prior to completion of the merger.

The completion of the merger and the related private placement financing is subject to a number of conditions outside the Company’s control, including regulatory approvals, effectiveness of the applicable registration statement, approval by Galera stockholders, and satisfaction of other customary closing conditions. As of the date these financial statements are issued, those approvals have not been obtained and the transactions have not been consummated.

Although management believes that the merger and private placement financing, if completed, would provide sufficient liquidity to fund the combined company’s operations beyond the one-year look-forward period, management cannot conclude that the completion of these transactions is probable as of the financial statement issuance date, as their successful execution depends on approvals and actions by third parties that are outside of management’s control.

Accordingly, management has concluded that substantial doubt exists about the Company’s ability to continue as a going concern within one year after the date that these financial statements are issued. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. See “-Liquidity and Capital Resources.”

As of March 31, 2026, we had cash and cash equivalents and marketable securities of $58.8 million. Based upon our current operating plans, we believe that the estimated net proceeds from this offering, together with our existing cash and cash equivalents and short-term investments in marketable securities, will be sufficient to fund our operations into the second half of 2028.

Components of Results of Operations

Revenue

To date, we have not recognized any revenues from product sales. We do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for OBX-115 or any future product candidates are successful and result in regulatory approval, or license agreements with third parties, we may generate revenue in the future from product sales. However, there can be no assurance as to when we will generate such revenue, if at all.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation charges for those individuals in research and development functions, other internal and external costs associated with our research and development activities, our discovery and research efforts, and the preclinical and clinical development of OBX-115 and any future product candidates. Our research and development expenses include:

•	personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation for employees engaged in research and development functions;

•	costs related to compliance with regulatory requirements;

•

external expenses, including expenses incurred under arrangements with third parties, such as sponsored research agreements, contract research organizations, contract development and manufacturing organizations, consultants and our scientific advisors;

•	the cost of developing and validating our manufacturing process for use in our preclinical studies and ongoing and future clinical trials;

•	the cost to obtain licenses to intellectual property and related future payments should certain development and regulatory milestones be achieved;

•	costs for laboratory supplies, research materials and reagents; and

•	facility costs, depreciation, and other expenses, which include direct and allocated expenses.

We expense all research and development costs in the periods in which they are incurred. Advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. Such amounts are recognized as expenses as the goods are delivered or the related services are performed, or until it is no longer expected that such goods will be delivered, or such services will be rendered. Most of our research and development expenses have been related to identifying and developing our product candidates. We have not reported program costs because we have not historically tracked or recorded our research and development expenses on a program-by-program basis. In the future, external research and development costs for any individual product candidate will be tracked commencing upon product candidate nomination. We do not allocate employee costs, costs associated with our discovery efforts, laboratory supplies, and facilities expenses, including depreciation or other indirect costs, to specific product development programs because these costs are deployed across multiple programs and our technology platform and, as such, are not separately classified.

We plan to substantially increase our research and development expenses for the foreseeable future as we continue to conduct our ongoing research and development activities, advance our preclinical research programs toward clinical development, and conduct our current and planned clinical trials.

The timelines and costs with research and development activities are uncertain and can vary significantly for OBX-115 and any future product candidate and development program due to the inherently unpredictable nature of preclinical and clinical development. We anticipate we will make determinations as to which programs to pursue and how much funding to direct to each program on an ongoing basis in response to preclinical and clinical results, regulatory developments, and ongoing assessments as to each program’s commercial potential.

Our future development costs may vary significantly based on various factors such as timely and successful completion of preclinical studies and ongoing and future clinical trials, positive results from our current and future clinical trials, receipt of marketing approvals from applicable regulatory authorities, establishment and maintenance of arrangements with third parties, intellectual property updates, the amount and timing of any milestone payment due under any existing or future license or collaboration agreement or asset acquisition, and continued acceptable safety, tolerability and efficacy profile of OBX-115 and any future product candidates that we may develop following approval.

A change in the outcome of any of these variables with respect to the development of OBX-115 or any future product candidate could mean a significant change in the costs and timing associated with the development of that product candidate. For example, if the FDA, the EMA or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate would be required for the completion of clinical development of a product candidate, or if we experience significant delays in our clinical trials due to slower than expected patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, bonuses, benefits, and stock-based compensation charges for those individuals in executive, legal, finance, human resources, facility operations, and other administrative functions. Other significant costs include legal fees relating to intellectual property and corporate matters, professional fees for auditing, accounting, tax and consulting services, office and information technology costs, insurance costs, and facilities, depreciation and other general and administrative expenses, which include direct or allocated expenses for rent and maintenance of facilities and utilities.

We anticipate that our general and administrative expenses will increase in the foreseeable future to support our increased research and development activities. These increases will likely include increased costs related to the hiring of additional personnel and fees paid to outside consultants, among other expenses. We also anticipate increased expenses related to audit, accounting, legal, regulatory, and tax-related services associated with maintaining compliance with the Nasdaq Stock Exchange, or Nasdaq, and SEC requirements, director and officer insurance premiums, and investor relations costs associated with operating as a public company.

Other Income, net

Other income, net consists primarily of interest income earned on our cash, cash equivalents and marketable securities.

Income Tax Benefit (Expense)

We have historically not incurred significant income taxes. We continue to maintain a full valuation allowance against all of our deferred tax assets based on management’s evaluation of all available evidence, including our history of incurring significant losses from operations. As a result, we do not expect to incur material income taxes for the foreseeable future.

Results of Operations

Comparison of the Three Months Ended March 31, 2026 and 2025

The following table summarizes our results of operations for the three months ended March 31, 2026 and 2025 (in thousands):

	Three Months Ended March 31,		Change
	2026	2025	$
Operating expenses:
Research and development	$15,732	$21,126	$(5,394)
General and administrative	4,548	5,477	(929)

Total operating expenses	20,280	26,603	(6,323)

Other income, net	647	1,617	(970)
Income tax benefit (expense)	—	—	—

Net loss	$(19,633)	(24,986)	$5,353

Research and Development Expenses

The following table summarizes our research and development costs for each of the periods presented (in thousands):

	Three Months Ended March 31,		Change
	2026	2025	$
Clinical and manufacturing activities	$7,644	$12,009	$(4,365)
Compensation and related expenses (including stock-based compensation)	5,928	6,914	(986)
Drug discovery and platform	198	150	48
Occupancy and all other costs	1,962	2,053	(91)

Total research and development expenses	$15,732	$21,126	$(5,394)

Research and development expenses were $15.7 million for the three months ended March 31, 2026, compared to $21.1 million for the three months ended March 31, 2025. The decrease of $5.4 million was primarily due to a $4.4 million decrease in clinical and manufacturing activities related to the multi-center Phase 1/2 Agni-01 clinical trial reflecting lower levels of activity in 2026 as the study winds down as well as a $1.0 million decrease in costs related to compensation and related expenses (including stock-based compensation), driven by decreased headcount,. These decreases were primarily related to organizational actions taken to streamline operations and align the Company’s cost structure with current business needs.

General and Administrative Expenses

General and administrative expenses were $4.6 million for the three months ended March 31, 2026, compared to $5.5 million for the three months ended March 31, 2025. The decrease of $0.9 million was primarily due to a decrease in compensation and related activities. These decreases were primarily related to organizational actions taken to streamline operations and align the Company’s cost structure with current business needs.

Other Income, net

Other income, net was $0.7 million for the three months ended March 31, 2026, compared to $1.6 million for the three months ended March 31, 2025. The decrease of $1.0 million was due to decreased interest income based on a lower marketable securities balance in 2026 compared to 2025.

Comparison of the Years Ended December 31, 2025 and 2024

The following table summarizes our results of operations for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,		Change
	2025	2024	$
Operating expenses:
Research and development	$86,113	$73,187	$12,926
General and administrative	19,554	18,068	1,486

Total operating expenses	105,667	91,255	14,412

Other income, net	5,060	8,146	(3,086)
Income tax benefit (expense)	—	—	—

Net loss	$(100,607)	(83,109)	$(17,498)

Research and Development Expenses

The following table summarizes our research and development costs for each of the periods presented (in thousands):

	Year Ended December 31,		Change
	2025	2024	$
Unallocated research and development expenses:
Clinical and manufacturing activities	$52,065	$36,831	$15,234
Compensation and related expenses (including stock-based compensation)	25,561	27,475	(1,914)
Drug discovery and platform	1,026	844	182
Occupancy and all other costs	7,461	8,037	(576)

Total research and development expenses	$86,113	$73,187	$12,926

Research and development expenses were $86.1 million for the year ended December 31, 2025, compared to $73.2 million for the year ended December 31, 2024. The increase of $12.9 million was primarily due to a $15.2 million increase in clinical and manufacturing activities as well as $0.2 million increase in drug discovery and platform related to the multi-center Phase 1/2 Agni-01 clinical trial. These increases were partially offset by a decrease in costs related to compensation and related expenses (including stock-based compensation), and occupancy and all other costs of $1.9 million and $0.6 million, respectively. These decreases were primarily related to organizational actions taken to streamline operations and align the Company’s cost structure with current business needs.

General and Administrative Expenses

General and administrative expenses were $19.6 million for the year ended December 31, 2025, compared to $18.1 million for the year ended December 31, 2024. The increase of $1.5 million was primarily due to an increase in compensation and related activities and an increase in consulting and professional services costs related to additional investments made to support our growth and prepare to operate as a public company.

Other Income, net

Other income, net was $5.1 million for the year ended December 31, 2025, compared to $8.1 million for the year ended December 31, 2024. The decrease of $3.0 million was due to decreased interest income based on a lower marketable securities balance in 2025 compared to 2024.

Liquidity and Capital Resources

Sources of Liquidity

To date, we have not generated any revenue from product sales and have incurred significant operating losses and negative cash flows from operations. Our historical revenue has been derived solely from certain collaboration and license agreements, all of which have since expired or concluded. We expect to incur significant expenses and operating losses for the foreseeable future as we advance the clinical development of our pipeline. Further, upon the completion of the merger and the related private placement financing, we expect to incur additional costs associated with operating as a public company. From our inception through March 31, 2026, we have received aggregate gross proceeds of $336.5 million from the issuance of convertible preferred stock, Simple Agreements for Future Equity and convertible notes in private placements and $122.5 million in upfront and milestone payments under our prior collaboration agreements.

Future Funding Requirements

As of March 31, 2026, we had cash equivalents and short-term investments in marketable securities of $58.8 million. Based upon our current operating plans, we believe that the estimated net proceeds from the concurrent financing, together with our existing cash equivalents and marketable securities, will be sufficient to fund our operations into the second half of 2028. Without additional funding, we will not have sufficient funds to meet our obligations within the next twelve months after the date that our financial statements included in this information statement/prospectus are issued. However, our forecast for the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and actual results could vary materially. Additionally, the process of conducting preclinical studies and testing product candidates in clinical trials is costly, and the timing of progress and expenses in these studies and trials is uncertain. We will need to raise substantial additional capital in the future.

Our future capital requirements will depend on many factors, including but not limited to:

•	the type, number, scope, progress, expansions, results, costs, and timing of, discovery, preclinical studies and clinical trials of OBX-115 and any future product candidates;

•	the costs and timing of manufacturing for OBX-115 and any future product candidates and commercial manufacturing;

•	the costs, timing, and outcome of regulatory review of OBX-115 and any future product candidates;

•	the terms and timing of establishing and maintaining licenses and other similar arrangements;

•	our ability to establish and maintain additional collaborations, partnerships or licenses on favorable terms, if at all;

•	the achievement of milestones or occurrence of other developments that trigger payments under any future collaboration agreements, if any;

•	the extent to which we are obligated to reimburse, or entitled to reimbursement of, research and development, clinical or other costs under future collaboration agreements, if any;

•	the legal costs of obtaining, maintaining, and enforcing our patents and other intellectual property rights;

•	our efforts to enhance operational systems and hire additional personnel to satisfy our obligations as a public company;

•	the costs associated with hiring additional personnel and consultants as our preclinical and potential future clinical activities increase;

•	the costs and timing of establishing or securing sales and marketing capabilities if OBX-115 and any future product candidate is approved;

•	our ability to achieve sufficient market acceptance, coverage and adequate reimbursement from third-party payors and adequate market share and revenue for any approved products; and

•	costs associated with any products or technologies that we may in-license or acquire.

Until such time, if ever, as we can generate substantial product revenue to support our cost structure, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, potentially including collaborations, licenses, and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. To the extent that we raise additional capital through the sale of equity or convertible debt securities, the ownership interest of our stockholders will be or could be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect the rights of our common stockholders. Debt financing and equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures, or declaring dividends. If we raise funds through collaborations, or other similar arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs, OBX-115 or any future product candidates or grant licenses on terms that may not be favorable to us and/or may reduce the value of our common stock. Our failure to raise capital or enter into such other arrangements when needed could have a negative impact on our financial condition and on our ability to pursue our business plans and strategies. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market OBX-115 and any future product candidates even if we would otherwise prefer to develop and market such product candidates ourselves.

Cash Flows

Comparison of the Three Months Ended March 31, 2026 and 2025

The following table sets forth a summary of the net cash flow activity for the three months ended March 31, 2026 and 2025 (in thousands):

	Three Months Ended March 31,
	2026	2025
Net cash used in operating activities	$(22,013)	$(24,368)
Net cash provided by (used in) investing activities	8,000	13,502
Net cash provided by financing activities	47	6

Net decrease in cash and cash equivalents and restricted cash	$(13,966)	$(10,860)

Operating Activities

For the three months ended March 31, 2026, net cash used in operating activities of $22.0 million was comprised of the net loss of $19.6 million and $1.5 million of non-cash items and a $3.9 million change in operating assets and liabilities.

For the three months ended March 31, 2025, net cash used in operating activities of $24.4 million was comprised of the net loss of $25.0 million, $1.6 million of non-cash items and $1.0 million change in operating assets and liabilities.

Investing Activities

For the three months ended March 31, 2026, net cash provided by investing activities of $8.0 million was comprised of the maturities of marketable securities. For the three months ended March 31, 2025, net cash used in investing activities of $13.5 million was primarily comprised of $36.0 million of maturities of marketable securities, partially offset by $22.4 million of marketable securities purchases.

Financing Activities

For the three months ended March 31, 2026 and 2025, the cash provided by financing activities did not have a meaningful impact on our operations.

Comparison of the Years Ended December 31, 2025 and 2024

The following table sets forth a summary of the net cash flow activity for the years ended December 31, 2025 and 2024 (in thousands):

	Year Ended December 31,
	2025	2024
Net cash used in operating activities	$(90,393)	$(75,002)
Net cash provided by (used in) investing activities	81,017	(53,874)
Net cash provided by financing activities	20	162,515

Net decrease in cash and cash equivalents and restricted cash	$(9,356)	$(33,639)

Operating Activities

For the year ended December 31, 2025, net cash used in operating activities of $90.4 million was comprised of the net loss of $100.6 million, $7.7 million increase of non-cash items and $2.6 million increase of changes in operating assets and liabilities. For the year ended December 31, 2024, net cash used in operating activities of $75.0 million was comprised of the net loss of $83.1 million, $6.4 million increase of non-cash items and $1.8 million increase of changes in operating assets and liabilities.

Investing Activities

For the year ended December 31, 2025, net cash provided by investing activities of $81.0 million was primarily comprised of $162.0 million from the maturities of marketable securities offset by $80.9 million of purchases of marketable securities. For the year ended December 31, 2024, net cash used in investing activities of $53.9 million was primarily comprised of $131.1 million of purchases of marketable securities, partially offset by $78.0 million from the maturities of marketable securities.

Financing Activities

For the year ended December 31, 2025, the cash provided by financing activities did not have a meaningful impact on our operations. For the year ended December 31, 2024, net cash provided by financing activities of $162.5 million was primarily comprised of $160.5 million of proceeds from the Series C financing.

Contractual Obligations and Commitments

We enter into contracts in the normal course of business with third parties for preclinical research studies, upcoming clinical trials and testing and manufacturing services. These contracts typically do not contain minimum purchase commitments and are generally cancelable by us upon written notice. Payments due upon cancellation consist of payments for services provided or expenses incurred, including noncancelable obligations of the service providers, up to the date of cancellation and in the case of certain arrangements may include noncancelable fees.

Leases

The aggregate amount of future operating lease obligations over the term of our leases was $4.5 million as of December 31, 2025, of which $3.0 million is expected to be paid within one year. For additional information on our leases and timing of future payments, see Note 11, Leases, to our consolidated financial statements included in this Current Report on Form 8-K.

License and Collaboration Agreements

Below is a summary of the key terms for certain of our license and collaboration agreements. For a more detailed description of these agreements, see the section titled “Information Regarding Obsidian-M.D. Anderson License Agreement” beginning on page 262 of this Current Report on Form 8-K.

Collaboration and License Agreement with University of Texas M.D. Anderson Cancer Center

In November 2020, we entered into the Collaboration Agreement with the Board of Regents of The University of Texas System, on behalf of M.D. Anderson, designed to expedite the research and development of novel engineered tumor infiltrating lymphocytes, or TIL, for the treatment of solid tumors. Pursuant to the Collaboration Agreement, as amended, we agreed to fund research activities of up to $8.3 million over approximately two years and received the option to obtain a license to certain intellectual property arising from the collaboration. The collaboration focused on developing TIL containing regulated mbIL15 with the potential to enhance anti-tumor efficacy and reduce tumor burden in patients suffering from different types of solid tumors. The collaboration’s purpose was to accelerate the development of cytoTIL, including process and analytical development and clinical readiness activities. The Collaboration Agreement expired in 2023 and, prior to such expiration, we exercised our option to license certain intellectual property arising from the collaboration, and subsequently entered into the M.D. Anderson License Agreement, in October 2021.

Under the M.D. Anderson License Agreement, we are obligated to pay to M.D. Anderson (a) a royalty on net sales of Developed Products and licensed products at a low single digit percentage, (b) milestone payments of up to (i) $75.0 million upon the achievement of certain specified clinical and regulatory milestones and (ii) $90.0 million upon the achievement of certain specified sales milestones, which milestones may be payable with respect to multiple products and indications and (c) a share of certain consideration received by us from sublicensees under any sublicense agreements with third parties.

As of December 31, 2025, we have made approximately $11.1 in aggregate payments to M.D. Anderson in connection with the Collaboration Agreement and the M.D. Anderson License Agreement, including with respect to the payment of option exercise fees, milestone payments and certain reimbursable patent and research expenses which were incurred by M.D. Anderson prior to entering into the M.D. Anderson License Agreement.

The M.D. Anderson License Agreement may be terminated by the Board of Regents upon notice for an uncured challenge of the Board of Regents’ patents and by mutual agreement of us and the Board of Regents.

There were no changes to the Company’s leases and license and collaboration agreements during the three months ended March 31, 2026.

Critical Accounting Policies and Estimates

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, costs, and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements and accompanying notes. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and judgments on an ongoing basis. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 2, “Summary of Significant Accounting Policies” to our consolidated financial statements appearing elsewhere in this Current Report on Form 8-K, we believe that the following accounting policies are the most critical for fully understanding and evaluating our financial condition and results of operations.

Research and Development Expenses and Accruals

We record research and development expenses to operations as incurred. Research and development expenses represent costs incurred by us for the discovery and development of our product candidates and the development of our technology and include employee salaries, benefits and stock-based compensation, third-party research and development expenses, including contract manufacturing and research services, consulting expenses, laboratory supplies, and certain allocated expenses, as well as amounts incurred under license agreements.

We record accrued liabilities for estimated costs of research and development activities conducted by third-party service providers, which include the conduct of preclinical studies, clinical trials and contract manufacturing activities. We estimate preclinical study and clinical trial and other research and development expenses based on the services performed, pursuant to contracts with research institutions and third-party service providers that conduct and manage preclinical studies and clinical trials and research services on our behalf. We record the costs of research and development activities based upon the estimated services provided but not yet invoiced and include these costs in accrued expenses and other current liabilities in our consolidated balance sheets and in research and development expense in our consolidated statements of operations and comprehensive loss. We make significant judgments and estimates in determining the accrued balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed may vary from our actual results and could result in us reporting amounts that are too high or too low in any particular period. Our accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from external third-party service providers. Contingent milestone payments, if any, are expensed when the milestone results are probable and estimable, which is generally upon the achievement of the milestone.

Our expenses related to clinical trials are based on estimates of patient enrollment and related expenses at clinical investigator sites as well as estimates for the services provided and efforts expended pursuant to contracts with multiple research institutions and CROs that may be used to conduct and manage clinical trials on our behalf. We generally accrue expenses related to clinical trials based on contracted amounts applied to the level of patient enrollment and activity. If timelines or contracts are modified based upon changes in the clinical trial protocol or scope of work to be performed, we modify our estimates of accrued expenses accordingly on a prospective basis.

Stock-Based Compensation

We measure stock-based awards granted to employees, nonemployees and directors based on the fair value on the date of the grant recognized using the Black-Scholes option-pricing model, which requires inputs based on certain subjective assumptions, including the expected fair value of our common stock, the expected stock price volatility, the expected term of the option, the risk-free interest rate for a period that approximates the expected term of the option, and our expected dividend yield. We recognized compensation expense for those awards over the requisite service period, which is generally the vesting period of the respective award. Forfeitures are accounted for as they occur. Generally, we issue stock-based awards in the form of stock options with only service-based vesting conditions and records the expense for these awards using the straight-line method. We have also issued stock-based awards in the form of stock options with both performance and service-based vesting conditions. We record the expense for stock-based awards with both performance and service-based vesting using an accelerated attribution method, once the performance conditions are considered probable of being achieved, using management’s best estimates.

Refer to Note 2, “Summary of Significant Accounting Policies,” to our consolidated financial statements appearing elsewhere in this Current Report on Form 8-K for the detail on certain subjective assumptions relating to fair value measurement of stock-based awards granted.

Common Stock Valuation

As there has been no public market for our common stock, the estimated fair value of our common stock has been determined by the Obsidian Board after considering valuation reports provided by an independent third-party valuation firm and exercising reasonable judgment and considering numerous objective and subjective factors to determine the best estimate of the fair value of our common stock at each stock option grant date. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.

Our recent third-party valuations of common stock, in accordance with the Practice Aid, were prepared using the hybrid method, which we determined was the most appropriate method for determining the fair value of our common unit based on our stage of development and other relevant factors. The option-pricing method, or OPM, treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the common stock has value only if the funds available for distribution to stockholders exceeded the value of the preferred stock liquidation preferences at the time of the liquidity event, such as a strategic sale or a merger. The probability-weighted expected return method, or PWERM, is a scenario-based methodology that estimates the fair value of common stock based upon an analysis of future values for us, assuming various outcomes. The hybrid method is a combination of the PWERM and the OPM. In the hybrid method, various exit scenarios are analyzed and the equity value in one or more of the scenarios is calculated using an OPM with the term equal to the estimated time to liquidity. The common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each class of stock. The future value of the common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for the common stock. A discount for lack of marketability of the common stock is then applied to arrive at an indication of value for the common stock.

Given the absence of a public trading market, the Obsidian Board, with input from management considered numerous objective and subjective factors to determine the fair value of our common stock. The factors included, but were not limited to:

•	the prices at which we sold preferred stock and preferences of the preferred stock relative to our common stock at the time of each grant;

•	the progress of our research and development efforts, including the status of clinical development for our product candidates;

•	the lack of liquidity of our equity as a private company;

•	our stage of development and business strategy and the material risks related to our business and industry;

•	the achievement of enterprise milestones, including entering into collaboration agreements; and

•	the likelihood of achieving a liquidity event for the holders of our preferred stock and holders of our common stock, such as a sale of our company, given prevailing market conditions.

The assumptions underlying these valuations were highly complex and subjective and represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.

Once a public trading market for our common stock has been established in connection with the completion of the mergers, it will no longer be necessary for the Obsidian Board to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position and results of operations is disclosed in Note 2, “Summary of Significant Accounting Policies” to our audited consolidated financial statements and unaudited condensed financial statements included elsewhere in this Current Report on Form 8-K.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in interest rates, exchange rates or inflation. We do not hold financial instruments for trading purposes.

Interest rate risk

As of March 31, 2026, we had $58.8 million, in cash, cash equivalents and marketable securities, which consisted of cash, money market funds, and U.S. treasury bills.

As of December 31, 2025 and December 31, 2024, we had $80.5 million and $168.3 million, respectively, in cash, cash equivalents and marketable securities, which consisted of cash, money market funds, and U.S. treasury bills.

Our cash and cash equivalents are maintained in accounts with multiple financial institutions in the United States. We may maintain cash and cash equivalent balances in excess of Federal Deposit Insurance Corporation (FDIC) limits. We do not believe that we are subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term duration of our investment portfolio and the low risk profile of our investments, we believe an immediate 10% change in interest rates would not have a material effect on the fair market value of our investment portfolio. We have the ability to hold our investments until maturity, and therefore, we would not expect our operating results or cash flows to be affected to any significant degree by the effect of a change in market interest rates on our investment portfolio.

Foreign currency exchange risk

All of our employees and our operations are currently located in the United States and our expenses are generally denominated in U.S. dollars. However, we do utilize certain vendors outside of the United States in connection with our research and development activities. As such, our expenses are denominated in both U.S. dollars and foreign currencies. Therefore, our operations are and will continue to be subject to fluctuations in foreign currency exchange rates. To date, foreign currency transaction gains and losses have not been material to our consolidated financial statements, and we have not had a formal hedging program with respect to foreign currency. We do not believe that a hypothetical 10% increase or decrease in exchange rates during any of the periods presented would have had a material effect on our consolidated financial statements included elsewhere in this prospectus.

Effects of inflation

Inflation generally affects us by increasing our labor and research and development expenses. We do not believe that inflation had a material effect on our business, financial condition, or results of operations during the years ended December 31, 2025 and December 31, 2024.